                                                                  EXHIBIT 11



          AMERICAN HOME PRODUCTS CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
              (In Thousands Except Per Share Amounts)

                                 Three Months Ended  Nine Months Ended
                                     September 30,       September 30,
                                         1997                 1997

1. Net Income ..................           $435,532         $1,471,301

2. Reported earnings per share:

    a.  Average number of common
        shares outstanding during
        the period ..............           649,009            645,716


    b.  Reported earnings per
        share (1/2a) .............            $0.67              $2.28


3. Primary earnings per share:

    a.  Average number of common
        shares outstanding during
        the period ...............          649,009            645,716

    b.  Common shares deemed
        outstanding from the
        assumed exercise of stock
        options reduced by the
        number of common shares
        purchased with the proceeds
        (determined using the average
        market price during the
        period)....................          15,557            14,446

    c.  Deferred contingent common
        stock awards ..............             494               494

    d.  Shares for primary earnings
        per share calculation
        (3a+3b+3c) ................         665,060           660,656

    e.  Primary earnings per share
        (1/3d).....................           $0.65             $2.23


4.  Fully diluted earnings per share:

    a.  Average number of common
        shares outstanding during
        the period.................         649,009           645,716

    b.  Common shares deemed
        outstanding from the assumed
        exercise of stock options
        reduced by the number of
        common shares purchased
        with the proceeds
        (determined using the higher
        of the average market price
        during the period
        or the market price at the
        end of the period) .........         15,557             15,191

    c.  Deferred contingent common
        stock awards ...............            494                494


    d.  Shares for fully diluted
        earnings per share
        calculation (4a+4b+4c)......        665,060            661,401

    e.  Fully diluted earnings per
        share (1/4d) ...............          $0.65              $2.22

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